                                                                    Exhibit 99.1

                                                                   Press Release
[LG logo]                                                  FOR IMMEDIATE RELEASE



JLG INDUSTRIES, INC.                                      CONTACT:  JUNA ROWLAND
1 JLG Drive                            DIRECTOR - CORPORATE & INVESTOR RELATIONS
McConnellsburg, PA 17233-9533                         (240) 313-1816, IR@JLG.COM
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com







                  JLG INDUSTRIES ANNOUNCES AGREEMENT TO ACQUIRE
                    TELEHANDLER OPERATIONS FROM TEXTRON INC.
       PROVIDING A BROADENED PRODUCT PORTFOLIO AND EXPANDED CUSTOMER BASE

         MCCONNELLSBURG, PA, JULY 8, 2003 - JLG Industries, Inc. (NYSE: JLG) and Textron Inc. (NYSE: TXT) today announced the signing of a definitive agreement under which JLG will acquire the OmniQuip business unit of Textron. JLG will purchase the assets of Trak International, Inc., which include all operations relating to the Sky Trak and Lull brand telehandler products for a cash purchase price of $100 million. Including integration expenses, the acquisition is expected to be $.08 to $.10 accretive to JLG earnings per share in the first full year of combined operations and substantially more accretive in subsequent years. Sales of the purchased operations in calendar year 2002 totaled approximately $217 million. The transaction has been approved by the boards of directors of both companies and is subject to customary conditions, including federal regulatory approval. Gleacher Partners LLC and Credit Suisse First Boston LLC acted as advisors to JLG in the transaction.

         "We are excited about welcoming these operations into the JLG family," said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "The Sky Trak and Lull brands, like our JLG and Gradall brands, have solid brand name recognition and are known for innovation, quality, reliability and durability. We value the engineering depth, the creativeness with which they have designed their products and the successes they have earned in providing end users with safe and productive ways to lift materials.

         "This acquisition is consistent with our strategic direction of remaining focused on our core access products. In addition to expected savings from common components, product designs and distribution channels, we have identified and will realize significant `hard' synergies, allowing JLG to apply its competencies in manufacturing, engineering, new product development and supply chain management. When combined with JLG's industry-leading after-sales and support services, these synergies will offer our customers significantly increased value. The addition of models specifically designed for military and government applications also provides new channels to market for JLG."

                                     (more)

JLG Industries, Inc. - page 2


CONFERENCE CALL INFORMATION

      JLG Industries, Inc. will host a conference call Tuesday, July 8, 2003 at 9:00 a.m. Eastern Time. To participate by telephone, dial (800) 289-0529 in the U.S. or (913) 981-5523 from international locations. The call will also be broadcast live via the Internet at JLG's website www.jlg.com.

ABOUT OMNIQUIP TEXTRON

      OmniQuip Textron manufactures and markets multi-brand telescopic material handlers and is North America's leading producer of telescopic material handlers. Telehandlers are marketed under the Sky Trak and Lull brand names. The company's products are used in numerous applications by commercial and residential building contractors, as well as by customers in other construction, military and agricultural markets. OmniQuip is also a key supplier of telescopic material handlers to the U.S. Army.

ABOUT JLG INDUSTRIES

      JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) limitations on our ability to finance future acquisitions and integrate acquired businesses ; and (v) costs of raw materials and energy, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended April 30, 2003.

                    For more information, visit www.jlg.com.

                                      # # #